EXHIBIT 4.6

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (“Agreement”) is entered into as of December 22, 2005 by and among Protalex, Inc., a Delaware corporation (the “Company”), those investors who have entered into that certain Purchase Agreement (defined below) who are also identified on Schedule I attached hereto (the “Investors”) and the Placement Agents (as identified in Schedule 3.9 to the Purchase Agreement)( with reference to the following facts:

WHEREAS, the Investors and the Company have entered into a Warrant and Common Stock Purchase Agreement (the “Purchase Agreement”) of even date with this Agreement; and

WHEREAS, to induce the Investors to enter into the Purchase Agreement, the Company has agreed to grant certain rights to the Investors as reflected in this Agreement.

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.    Certain Definitions. As used in this Agreement, the following terms shall have the following respective meanings. All terms not otherwise defined in this Agreement shall have the meaning set forth in the Purchase Agreement.

1.1    “Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person, for so long as such Person remains so associated to the specified Person.

1.2    “Commission” shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

1.3    “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

1.4    “Holder” or “Holders” shall mean the Investors and the Placement Agents holding Registrable Securities or securities exercisable into Registrable Securities and any Person holding such securities to whom rights under this Agreement have been transferred in accordance with Section 3.10 hereof.

1.5    “Liquidity Date” shall mean the earlier to occur of (i) the closing of a firmly underwritten public offering of not less than Twenty-Five Million Dollars ($25,000,000) gross proceeds to the Company at a public offering price per share of at least Six Dollars and Fifty Cents ($6.50) and with respect to which the lead underwriters are nationally recognized leaders in the investment banking industry for the biotechnology industry (a “Qualified Public Offering”), or (ii) the date on which (a) the Company’s common stock is traded on the NASDAQ National Market, the NASDAQ Stock Market, or the American Stock Exchange, and (b) the average daily trading volume for the common stock for the preceding six-month period shall be at least one hundred fifty thousand (150,000) shares (adjusted for stock splits, combinations, and the like).

1.6    “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other legal entity.

1.7    “Registrable Securities” means (1) the Shares and the Warrant Shares and (2) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the Shares or Warrant Shares, excluding in all cases, however, (i) any Registrable Securities sold by a Person in a transaction in which such Person’s rights under this Agreement are not assigned, or (ii) any Registrable Securities sold through a broker or dealer or underwriter in a public distribution or a public securities transaction pursuant to Rule 144(k).

1.8    The terms “register,” “registered” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement.

1.9    “Registration Expenses” shall mean all expenses, except Selling Expenses as defined below, incurred by the Company in complying with Sections 3.1, 3.2 and 3.3 hereof, including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, blue sky fees and expenses, the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).

1.10    “Restricted Securities” shall mean the securities of the Company required to bear the legend set forth in Section 2.2 hereof.

1.11    “Registration Statement” shall mean a registration statement of the Company, on Form S-3, or if the Company is ineligible to use Form S-3, on Form SB-2 (or successor forms) filed by the Company with the Commission pursuant to this Agreement permitting registration of the Registrable Securities for resale by the respective Holders thereof.

1.12    “Rule 144” shall mean Rule 144 adopted by the Commission under the Securities Act.

1.13    “Securities Act” shall mean the Securities Act of 1933, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

1.14    “Selling Expenses” shall mean all underwriting discounts, selling commissions and stock transfer taxes, if any, applicable to the securities registered by the Holders.

1.15    “Warrant Shares” shall mean shares of the Company’s Common Stock issued or issuable upon exercise of the Warrants (as defined in the Purchase Agreement).

2.    Transferability.

2.1    Restrictions on Transferability. The Registrable Securities shall not be sold, assigned, transferred or pledged except upon the conditions specified in this Section 2, which conditions are intended to ensure compliance with the provisions of the Securities Act. The Investors and Placement Agents will cause any proposed purchaser, assignee, transferee, or pledgee of the Registrable Securities held by the Investors or Placement Agents to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Section 2.

2.2    Restrictive Legend. Each certificate representing (i) the Registrable Securities and (ii) any other securities issued in respect of the Registrable Securities upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall (unless otherwise permitted by the provisions of Section 2.3 below) be stamped or otherwise imprinted with the legend set forth below.

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER SAID ACT AND, IF REQUESTED BY THE COMPANY, UPON DELIVERY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT THE PROPOSED TRANSFER IS EXEMPT FROM SAID ACT.”

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE PURSUANT TO A REGISTRATION RIGHTS AGREEMENT, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE COMPANY.”

The Investors and Holders consent to the Company making a notation on its records and giving instructions to any transfer agent of the Registrable Securities in order to implement the restrictions on transfer established in this Section 2.

2.3    Notice of Proposed Transfers. The Holder of each certificate representing Restricted Securities, by acceptance thereof, agrees to comply in all respects with the provisions of this Section 2.3. Prior to any proposed sale, assignment, transfer or pledge of any Restricted Securities (other than (i) a transfer not involving a change in beneficial ownership, (ii) in transactions involving the distribution without consideration of Restricted Securities by an Investor to any of its partners, or retired partners, or to the estate of any of its partners or retired partners, or the transfer by gift, will or intestate succession of any partner to his or her spouse or to the siblings, lineal descendants or ancestors of such partner or his or her spouse, (iii) a transfer to an affiliated fund, partnership or company, which is not a competitor of the Company, subject to compliance with applicable securities laws, or (iv) transfers in compliance with Rule 144, so long as the Company is furnished with satisfactory evidence of compliance with such Rule), unless there is in effect a registration statement under the Securities Act covering the proposed transfer, the Holder thereof shall give written notice to the Company of such Holder’s intention to effect such transfer, sale, assignment or pledge. Each such notice shall describe the manner and circumstances of the proposed transfer, sale, assignment or pledge in sufficient detail, and if reasonably requested by the Company, such Holder shall have furnished at such Holder’s expense, either (i) a written opinion of legal counsel who shall be, and whose legal opinion shall be, reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transfer of the Restricted Securities may be effected without registration under the Securities Act, or (ii) a “no action” letter from the Commission to the effect that the transfer of such securities without registration will not result in a recommendation by the staff of the Commission that action be taken with respect thereto, whereupon the Holder of such Restricted Securities shall be entitled to transfer such Restricted Securities in accordance with the terms of the notice delivered by the Holder to the Company. Each certificate evidencing the Restricted Securities transferred as above provided shall bear, except if such transfer is made pursuant to Rule 144, the appropriate restrictive legend specified in Section 2.2 above, except that such certificate shall not bear such restrictive legend if in the opinion of counsel for such Holder and in the reasonable opinion of the Company such legend is not required in order to establish compliance with any provision of the Securities Act.

3.    Registration Rights.

3.1    Required Registration. The Company shall file with the Commission and any applicable state securities authorities within thirty (30) days following the Closing Date (the “Filing Date”), and use its best efforts to cause to be declared effective by the Commission within ninety (90) business days following the Closing Date (the “Effective Date”), a Registration Statement in order to register the Registrable Securities for resale and distribution under the Securities Act. The Registration Statement shall contain substantially the Plan of Distribution attached hereto as Exhibit A. The Registration Statement must be declared effective by the Commission not later than the Effective Date. The Company shall maintain the effectiveness of the Registration Statement with respect to a Holder until such time as all remaining Registrable Securities held by such Holder (assuming cashless exercise of the Warrant Shares) may be sold without restriction under Rule 144(k) (or successor rule) (the “Effectiveness Period”).

If the Registration Statement is not filed with the Commission on or before the Filing Date (a “Filing Default”), the Company shall pay liquidated damages to each Holder, from and including the day that the day following such Filing Default until the date that the Registration Statement is filed with the Commission, at a rate per month (or portion thereof) equal to 0.50% of the total purchase price of the Shares purchased by such Holder pursuant to the Purchase Agreement (the “Default Rate”).

If the Registration Statement is not declared effective by the Commission on or before one hundred twenty (120) business days following the Closing Date (a “Registration Default”), the Company shall pay liquidated damages to each Holder, from and including the day following such Registration Default until the earlier of (i) the time that the Registration Statement is declared effective by the Commission, or (ii) the time that the Effectiveness Period expires, at the Default Rate.

In the event that the Company exercises its right pursuant to Section 3.6 to suspend the availability of the Registration Statement for a period exceeding the maximum number of days specified therein for the applicable Suspension Period (a “Suspension Default”), the Company shall pay liquidated damages to each Holder, from and including the day following such Suspension Default until such time as the Company delivers the Advice (as defined in Section 3.6) to the Holders described in Section 3.6, at the Default Rate.

In the event that the Registration Statement ceases to be effective or available for use by the Holders for a period in excess of sixty (60) days in any single instance or ninety (90) days in the aggregate during any 12-month period (an “Effectiveness Default”), the Company shall pay liquidated damages to each Holder, from and including the day following such Effectiveness Default until such time as the Registration Statement is again effective and available for use by the Holders, at the Default Rate.

The Company’s obligation to pay liquidated damages pursuant to this Section 3.1 shall accrue and be discharged on a monthly basis.

In no event shall the Company be required to pay liquidated damages in excess of the applicable maximum amount of 18.0% of the total purchase price of the Shares purchased by such Holder pursuant to the Purchase Agreement

3.2    Requested Registration.

(a)    If the Company shall receive at any time after the second anniversary of the Closing Date, a written request from the Holders (excluding the Placement Agents) that the Company effect any registration with respect to Registrable Securities representing at least twenty-five percent (25%) of the Registrable Securities (or any lesser percentage if the anticipated aggregate offering price to the public, excluding underwriting discounts and commissions, is at least Ten Million Dollars ($10,000,000) (the “Initiating Holders”)), the Company will:

(i)    within thirty (30) days of the receipt by the Company of such notice, give written notice of the proposed registration, qualification or compliance to all other Holders (which notice shall (i) specify the amount and intended method of distribution of such Registrable Securities and (ii) invite such other Holders to join in such requested registration by requiring that such other holders provide a written request to join in the registration within twenty (20) days after the receipt of such written notice); and

(ii)    as soon as practicable, use its commercially reasonable efforts to effect such registration, qualification or compliance (including, without limitation, appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act and any other governmental requirements or regulations) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request received by the Company within twenty (20) days after receipt of such written notice from the Company;

Provided, however, that the Company shall not be obligated to take any action to effect any such registration, qualification or compliance pursuant to this Section 3.2:

(1)    After the Company has effected three such registrations pursuant to this Section 3.2(a), and such registrations have been declared or ordered effective; or

(2)    If the Company shall furnish to such Holders a certificate signed by the President of the Company stating that the Company has pending or in process a material transaction or event, the disclosure of which in the good faith judgment of the Board of Directors, after consultation with outside securities counsel, materially and adversely affect the Company, then the Company may postpone the filing (but not the preparation) of a Registration Statement required by this Section 3.2 for up to ninety (90) days; provided, however, that the Company shall at all times in good faith use its best efforts to cause any Registration Statement required by this Section 3.2 to be filed as soon as possible thereafter; provided, however, that the Company shall not exercise such right more than once in any twelve-month period; or

(3)    With respect to any Holder if at the time of such request all of such Holder’s Registrable Securities (assuming cashless exercise of the Warrant Shares) may be sold without restriction under Rule 144(k) (or successor rule).

(b)    At the time the Registration Statement required pursuant to this Section 3.2 is declared effective, the Holders shall be named as selling securityholders in the Registration Statement and any related prospectus in such a manner as to permit such Holders to deliver such prospectus to purchasers of Registrable Securities in accordance with applicable law. None of the Company’s securityholders (other than the Holders) shall have the right to include any of the Company’s securities in the Registration Statement required pursuant to this Section 3.2, if including such other securities in such Registration Statement would delay or otherwise interfere with the filing or effectiveness of such Registration Statement.

(c)    If a requested registration pursuant to this Section 3.2 involves an underwritten offering, the investment banker(s), underwriter(s) and manager(s) for such registration shall be selected by the Holders of a majority of the Registrable Securities which the Company has been requested to register; provided, however, that such investment banker(s), underwriter(s) and manager(s) shall be reasonably satisfactory to the Company.

(d)    In the event that a Registration Statement filed pursuant to Section 3.2 is for a registered public offering involving an underwriting, as requested by the Initiating Holders, the Company shall so advise the Holders as part of the notice given pursuant to this Section 3.2. In such event, the right of any Holder to registration pursuant to Section 3.2 shall be conditioned upon such Holder’s participation in the underwriting arrangements required by this Section 3.2, and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent requested shall be limited to the extent provided herein.

The Company shall (together with all Holders proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by the Company and reasonably acceptable to a majority in interest of the Holders proposing to distribute their securities through such underwriting. Notwithstanding any other provision of this Section 3.2, if the requested registration statement pursuant to this Section 3.2 involves an underwritten public offering and the managing underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Company shall so advise all Holders of Registrable Securities and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated among all Holders thereof in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such Holders at the time of filing the registration statement or in such other manner as shall be agreed to by the Company and Holders of a majority in interest of the Registrable Securities proposed to be included in such registration. No Registrable Securities excluded from the underwriting by reason of the underwriter’s marketing limitation shall be included in such registration. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest one hundred (100) shares.

If any Holder of Registrable Securities disapproves of the terms of the underwriting, such Holder may elect to withdraw therefrom by written notice to the Company, the managing underwriter and the Initiating Holders. The Registrable Securities and/or other securities so withdrawn shall also be withdrawn from registration.

3.3    Company Registration.

(a)    If at any time or from time to time the Company shall determine to register any of its securities, either for its own account or the account of any stockholder, other than (i) a registration relating solely to employee benefit plans, (ii) a registration relating solely to a Commission Rule 145 transaction, (iii) the registration pursuant to Section 3.1 hereof or (iv) a demand registration by the Company’s stockholders under that certain Investor Rights Agreement dated September 18, 2003 or under that certain Registration Rights Agreement dated May 25, 2005 (collectively, the “Registration Agreements”), the Company will:

(i)    promptly give to each Holder written notice thereof and of each such Holder’s rights under this Section 3.3; and

(ii)    use its commercially reasonable efforts to include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made within ten (10) days after receipt of such written notice from the Company, by any Holder, subject to Section 3.3(b) hereof.

(b)    If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 3.3(a)(i). In such event the right of any Holder to registration pursuant to Section 3.3 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company) enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by the Company. Notwithstanding any other provision of this Section 3.3, if the Company registration pursuant to this Section 3.3 involves an underwritten offering and the managing underwriter advises the Company in writing that marketing factors require a limitation of the number of shares to be underwritten, the managing underwriter may limit the Registrable Securities and other securities to be distributed through such underwriting, provided, that the Company shall include in such registration (a) first, one hundred percent (100%) of the securities the Company proposes to sell, and (b) second, the amount of Registrable Securities which the Holders have requested to be included in such registration, such amount to be allocated pro rata among all requesting Holders on the basis of the relative amount of Registrable Securities then held by each such Holder together with other holders of rights similar to those granted in this Section 3.3 on a pari passu basis; provided, further, in no event shall the number of Registrable Securities to be included in such offering be less than twenty percent (20%) of the total number of securities to be included in such offering. The Company shall so advise all Holders distributing their securities through such underwriting of such limitation, and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated among all Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such Holders at the time of filing the registration statement or in such other manner as shall be agreed to by the Company and Holders of a majority in interest of the Registrable Securities proposed to be included in such registration. To facilitate the allocation of shares in accordance with the above provisions, the Company may round the number of shares allocated to any Holder or other selling stockholder to the nearest one hundred (100) shares. If any Holder disapproves of the terms of any such underwriting, such Holder or selling stockholder may elect to withdraw therefrom by written notice to the Company and the managing underwriter. Further, any Holder requesting to be included in such registration may elect, in writing prior to the effective date of the registration statement filed in connection with such registration to withdraw therefrom. In addition, the registrations provided for in this Section 3.3 are in addition to, and not in lieu of the registrations made on behalf of the Holders as described elsewhere in this Section 3.

(c)    The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 3.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The Registration Expenses of such withdrawn registration shall be borne by the Company in accordance with Section 3.4 hereof.

(d)    Notwithstanding the above, this Section 3.3 shall not apply to registrations of the Company’s securities which are not underwritten public offerings (x) when the Registrable Securities are covered by an effective Registration Statement or (y) where with respect to any Holder all of such Holder’s Registrable Securities (assuming cashless exercise of the Warrant Shares) may be sold without restriction under Rule 144(k) (or successor rule).

3.4    Expenses of Registration. All Registration Expenses incurred in connection with registrations pursuant to Sections 3.1, 3.2 and 3.3 shall be borne by the Company. All Selling Expenses relating to securities registered pursuant to Sections 3.1, 3.2 and 3.3 shall be borne by the Persons holding securities included in such registration pro rata on the basis of the number of shares so registered.

3.5    Registration Procedures. In the case of each registration, qualification or compliance effected by the Company pursuant to this Section 3, the Company will keep each Holder advised in writing as to the initiation of each registration, qualification and compliance and as to the completion thereof. The Company will use its best efforts to:

(a)    if the Company becomes eligible to file a Registration Statement on Form S-3 (the date on which the Company becomes so eligible, the “S-3 Eligibility Date”), then (A) cause each Registration Statement first filed after the S-3 Eligibility Date to be on Form S-3 and (B) with respect to each Registration Statement filed on Form SB-2 (or such other form as does not permit incorporation by reference, if applicable) prior to the S-3 Eligibility Date where the period of obligation to maintain the effectiveness of such Registration Statement would in the reasonable judgment of the Company exceed three (3) months, cause to be promptly (but in any event not more than 30 days after such date) filed a Registration Statement on Form S-3 to replace each such Registration Statement on Form SB-2 and cause such Registration Statement on Form S-3 to be declared effective by the Commission as soon as possible after filing, thereafter to cause to be filed a post-effective amendment to each Registration Statement on Form SB-2 to de-register unsold shares under such Registration Statement unless this provision 3.5(a) is waived in writing by the unanimous written consent of the Board of Directors; provided, however, that no fewer than three (3) business days before filing a Registration Statement or related prospectus or any amendment or supplement thereto in accordance with Section 3 hereof, the Company shall furnish to counsel for the Holders copies of all documents proposed to be filed, which documents be subject to review by such counsel;

(b)    prepare and file with the Commission such amendments and supplements to such Registration Statement (including any Exchange Act documents incorporated by reference into such Registration Statement) and the prospectus used in connection with such Registration Statement as may be necessary to keep such Registration Statement continuously effective as required herein and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement, including, but not limited to, with respect to each Registration Statement on Form SB-2 (or other such form that does not permit incorporation by reference, if applicable), cause a post-effective amendment (or prospectus supplement) to be filed as may be necessary with the Commission within twenty (20) days after each date on which the Company files its Annual Report on Form 10-KSB (or similar form), and in the case of a post-effective amendment, cause such post-effective amendment to be declared effective by the Commission as soon as possible after filing;

(c)    furnish to the Holders participating in such registration and to the underwriters of the securities being registered, if any, such reasonable number of copies of the registration statement, preliminary prospectus, final prospectus, in conformity with the requirements of the Securities Act, and such other documents they may reasonably request in order to facilitate the disposition of Registrable Securities by them;

(d)    register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders and do any and all other acts and things which may be reasonably necessary or advisable to enable the Holders and each underwriter, if any, to consummate the disposition of the Registrable Securities in such states;

(e)    in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering;

(f)    cause all Registrable Securities to be quoted on the Nasdaq Stock Market Over-the-Counter Bulletin Board (the “OTCBB”), or such other securities exchange on which similar securities issued by the Company are then listed, and comply with all requirements of the OTCBB or such other securities exchange, as applicable, with regards to the issuance of the shares and the listing thereof;

(g)    give notice to each Holder and counsel for the Holders, (i) when any prospectus, prospectus supplement, Registration Statement or post-effective amendment to the Registration Statement has been filed with the Commission and, with respect to the Registration Statement or any post-effective amendment, when the same has been declared effective, (ii) of the receipt of any comments from the SEC, (iii) of any request by the Commission or any other federal or state governmental authority to amend or supplement the Registration Statement or amend or supplement the prospectus or for additional information; (iv) of the issuance by the Commission or any other federal or state governmental authority of any stop order suspending the effectiveness of the Registration Statement or the initiation or written threat of any proceedings for that purpose, (v) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation or the written threat of any proceeding for such purpose or (vi) the necessity of any changes in the Registration Statement or prospectus, or any document incorporated or deemed to be incorporated therein by reference, so that, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or any omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the prospectus, it will not contain any untrue statement of a material fact or any omission to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading which notice in the case of (iii) through (vi) above (each a “Required Notice”) may, at the discretion of the Company, state that it constitutes a Suspension Notice (as defined below) in which case the provisions of Section 3.6 shall apply;

(h)    if any Registration Statement required pursuant to this Section 3 ceases to be effective for any reason at any time (other than because all Registrable Securities registered thereunder shall have been resold pursuant thereto or shall have otherwise ceased to be Registrable Securities), use its best efforts to obtain the prompt withdrawal of any order suspending the effectiveness thereof, and in any event shall as promptly as reasonably practicable amend such Registration Statement in a manner reasonably expected to obtain the withdrawal of the order suspending the effectiveness thereof;

(i)    supplement and amend any Registration Statement required pursuant to this Section 3 if required by the rules, regulations or instructions applicable to the registration form used by the Company for such Registration Statement, if required by the Securities Act;

(j)    obtain the withdrawal of any order or the lifting of any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction in which they have been qualified for sale and provide reasonably prompt notice to each Holder and counsel for the Holders of the withdrawal of any such order;

(k)    incorporate in a prospectus supplement to the Registration Statement or post-effective amendment to the Registration Statement such information as the Holders of the majority in interest of the Registrable Securities and counsel for the Holders shall determine to be required to be included therein by applicable law and make any required filings of such prospectus supplement or post-effective amendment;

(l)    provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(m)    cooperate with the Holders to facilitate the timely preparation and delivery of certificates representing Registrable Securities sold or to be sold pursuant to the Registration Statement, which certificates shall not bear any restrictive legends, and use reasonable efforts to cause such Registrable Securities to be in such denominations and registered in such names as the applicable Holder or Holders may request in writing at least one (1) trading day prior to any sale of such Registrable Securities;

(n)    upon request by a majority-in-interest of the Registrable Securities, make reasonably available for inspection during normal business hours by a representative for any Holder, and any broker-dealers, counsel for the Holders, accountants or underwriter, all relevant financial and other records and pertinent corporate documents and properties of the Company and its subsidiaries, and cause the appropriate officers, directors and employees of the Company and its subsidiaries to make reasonably available for inspection during normal business hours on reasonable notice all relevant information reasonably requested by such representative for a Holder, or any such brokerdealers, counsel for a Holder, accountants or underwriter in connection with such disposition, in each case as is customary for similar “due diligence” examinations; provided, however, that each Holder (and its respective agents and representatives) shall hold in confidence and shall not make any disclosure (except to another Holder) of any such information, unless (i) disclosure of such information is necessary to comply with federal or state securities laws, (ii) disclosure of such information is necessary to avoid or to correct a misstatement or omission in any Registration Statement, (iii) release of such information is ordered pursuant to a subpoena or other order from a court or government body of competent jurisdiction, (iv) such information has been made generally available to the public other than by disclosure in violation of this or any other agreement, or (v) the Company consents to any such disclosure. Nothing herein shall be deemed to limit the Holder’s ability to sell Registrable Securities in a manner which is otherwise consistent with applicable laws and regulations;

(o)    notify each Holder covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and at the request of any such Holder, prepare and furnish to such Holder a reasonable number copies of an amended or supplemental prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing;

(p)    comply with all applicable rules and regulations of the Commission and make generally available to its securityholders earning statements (which need not be audited) satisfying the provisions of Section 1l(a) of the Securities Act and Rule 158 thereunder (or any similar rule promulgated under the Securities Act); and

(q)    furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 3, on the closing date of any such underwritten public offering, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters and to the Holders requesting registration of Registrable Securities and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, and to the Holders requesting registration of Registrable Securities.

3.6    Deferral. The right of the Holders to use the Registration Statement (and the prospectus relating thereto) shall be suspended for a period or periods (the “Suspension Period”) of not more than thirty (30) days in any single instance and not more than sixty (60) days in the aggregate during any twelve (12) month period after delivery by the Company to the Holders of (i) a Required Notice; or (ii) a certificate signed by the President or Chief Executive Officer of the Company certifying that the Board has made the good-faith determination (A) that continued use by the Holders of the Registration Statement for purposes of effecting offers or sales of Registrable Shares pursuant thereto would require, under the Securities Act, premature disclosure in the Registration Statement or prospectus of material, nonpublic information concerning the Company, its business or prospects or any proposed material transaction involving the Company, (B) that such premature disclosure would be materially adverse to the Company, its business or prospects or any such proposed material transaction or would make the successful consummation by the Company of any such material transaction significantly less likely and (C) that it is therefore essential to suspend the use by the Holders of such Registration Statement and prospectus for purposes of effecting offers or sales of Registrable Shares pursuant thereto. A Required Notice and the certificate described in subsection (ii) above are each referred to herein as a “Suspension Notice.” Upon receipt of a Suspension Notice, each Holder agrees not to sell any Registrable Securities pursuant to the Registration Statement until such Holder is advised in writing by the Company that the Registration Statement and related prospectus may be used, and has received copies of any additional or supplemental filings that are incorporated or deemed incorporated by reference in such Registration Statement and related prospectus (the “Advice”). Each Holder shall keep the fact of any Suspension Notice delivered by the Company and its contents confidential.

3.7    Indemnification.

(a)    The Company will indemnify each Holder, each of its officers, directors, partners and legal counsel, and each Person controlling such Holder within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification or compliance has been effected pursuant to this Section 3, and each underwriter, if any, and each Person who controls any underwriter within the meaning of Section 15 of the Securities Act, against all expenses, claims, losses, damages or liabilities (or actions, proceedings or settlements in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by the Company of the Securities Act or other applicable securities laws or any rule or regulation promulgated under the Securities Act or such other securities laws applicable to the Company in connection with any such registration, qualification or compliance, and the Company will reimburse each such Holder, each of its officers, directors, partners, and legal counsel and each Person controlling such Holder, each such underwriter and each Person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating, preparing, defending or settling any such claim, loss, damage, liability or action, provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to the Company by such Holder, controlling Person or underwriter and stated to be specifically for use therein.

(b)    Each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification or compliance is being effected, severally (but not jointly) indemnify the Company, each of its directors, officers, and legal counsel, each underwriter, if any, of the Company’s securities covered by such a registration statement, each Person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, and each other Holder, each of its officers, directors, partners and legal counsel and each Person controlling such Holder within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company, such Holders, such directors, officers, Persons, underwriters or control Persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by such Holder and stated to be specifically for use therein; provided, however, that the obligations of such Holder hereunder shall not apply to amounts paid in settlement of any such claims, losses, damages, or liabilities (or actions in respect thereof) if such settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld); and provided that in no event shall any indemnity under this Section 3.7(b) exceed the net proceeds from the offering received by such Holder. Except for an underwritten public offering where the underwriters request specified indemnification of all participants, a Holder will not be required to enter into any agreement or undertaking in connection with any registration under this Section 3 providing for any indemnification or contribution on the part of such Holder greater than the Holder’s obligations under this Section 3.7(b).

(c)    Each party entitled to indemnification under this Section 3.7 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party’s expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 3 unless the failure to give such notice is materially prejudicial to an Indemnifying Party’s ability to defend such action and provided further, that the Indemnifying Party shall not assume the defense for matters as to which there is a conflict of interest or separate and different defenses but shall bear the expense of such defense nevertheless. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

(d)    If the indemnification provided for in this Section 3.7 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage or expense referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(e)    Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f)    The obligations of the Company and Holders under this Section 3.7 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 3, and otherwise.

3.8    Information by Holder. The Holder or Holders of Registrable Securities included in any registration shall furnish to the Company such information regarding such Holder or Holders, the Registrable Securities held by them, and the distribution proposed by such Holder or Holders as the Company may request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Section 3.

3.9    Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Restricted Securities to the public without registration, after such time as a public market exists for the Common Stock of the Company, the Company agrees to use its best efforts to:

(a)    Make and keep public information available, as those terms are understood and defined in Rule 144, at all times after the Effective Date that the Company is subject to the reporting requirements of the Securities Act or the Securities Exchange Act of 1934, as amended;

(b)    File with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Securities Exchange Act of 1934, as amended (at any time after it has become subject to such reporting requirements); and

(c)    So long as a Holder owns any Restricted Securities to furnish to the Purchaser forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and the Securities Exchange Act of 1934 (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company and other information in the possession of or reasonably obtainable by the Company as a Purchaser may reasonably request in availing itself of any rule or regulation of the Commission allowing a Purchaser to sell any such securities without registration.

3.10    Transfer of Registration Rights. None of the rights to cause the Company to register securities granted to Holders under Sections 3.1, 3.2 and 3.3 may be transferred or assigned by a Holder without the written consent of the Company (which consent may be withheld in its sole discretion) unless (i) the transferee is an Investor or (ii) such person is a Qualifying Holder (as defined below), and such person agrees to become a party to, and bound by, all of the terms and conditions of, this Agreement. For purposes of this Section 3.10, the term “Qualifying Holder” shall mean, with respect to any Investor who has purchased no less than $250,000 of Shares under the Purchase Agreement, (i) any partner or member thereof, (ii) any corporation, partnership or limited liability company controlling, controlled by, or under common control with, such Investor or any partner or member thereof, or (iii) any other direct transferee from such Investor of at least 15% of those Registrable Shares held by such Investor.

3.11    No Inconsistent Agreements. The Company represents and warrants that it is not a party to, nor will it enter into, any agreements that (individually or in the aggregate) conflict with or limit or prohibit the exercise of the rights granted to the Holders in this Agreement.

3.12    Termination of Registration Rights. The rights granted under Sections 3.2 and 3.3 shall terminate on the Liquidity Date and shall not apply to a Qualified Public Offering where only the Company’s equity is included in the Qualified Public Offering.

4.    Covenants of the Company.

4.1    Form D. The Company shall file a Form D with respect to the Securities as required under Regulation D and shall provide a copy thereof to each Purchaser promptly after such filing. The Company shall make all filings and reports relating to the offer and sale of the Securities required under applicable state securities laws.

4.2    Reservation of Shares. The Company shall take all action necessary to at all times have authorized, and reserved for the purpose of issuance, no less than one hundred percent (100%) of the number of shares of Common Stock issuable upon exercise of the Warrants.

4.3    Disclosure of Transaction. Within four (4) business days of the date hereof the Company shall file a Current Report on Form 8-K describing the terms of the transactions contemplated by the Operative Agreements in the form required by the Securities Exchange Act of 1934, as amended.

5.    General Provisions.

5.1    Amendment and Waiver. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and a majority in interest of the Investors. Any amendment or waiver effected in accordance with this Section 5.1 shall be binding upon each Holder of any Shares or Registrable Securities purchased under the Purchase Agreement at the time outstanding, each future Holder of all such securities and the Company.

5.2    Governing Law; Injunctive Relief.

(a)    This Agreement shall be governed by and construed in accordance with the internal and substantive laws of the State of Delaware and without regard to any conflicts of laws concepts which would apply the substantive law of some other jurisdiction. Venue for all purposes hereunder shall be in the applicable state or federal court located within the State of Delaware.

(b)    Each of the parties hereto acknowledges and agrees that damages will not be an adequate remedy for any material breach or violation of this Agreement if such material breach or violation would cause immediate and irreparable harm (an “Irreparable Breach”). Accordingly, in the event of a threatened or ongoing Irreparable Breach, each party hereto shall be entitled to seek, equitable relief of a kind appropriate in light of the nature of the ongoing or threatened Irreparable Breach, which relief may include, without limitation, specific performance or injunctive relief; provided, however, that if the party bringing such action is unsuccessful in obtaining the relief sought, the moving party shall pay the non-moving party’s reasonable costs, including attorney’s fees, incurred in connection with defending such action. Such remedies shall not be the parties’ exclusive remedies, but shall be in addition to all other remedies provided in this Agreement.

5.3    Successors and Assigns. Except as otherwise expressly provided, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties.

5.4    Severability. Should any part or provision of this Agreement be held unenforceable or in conflict with the applicable laws or regulations of any jurisdiction, the invalid or unenforceable part or provisions shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose of such part or provision in a valid and enforceable manner, and the remainder of this Agreement shall remain binding upon the parties hereto.

5.5    Notices. Any notices, reports or other correspondence (hereinafter collectively referred to as “correspondence”) required or permitted to be given hereunder shall be in writing and shall be sent by postage prepaid first class mail, courier or telecopy or delivered by hand to the party to whom such correspondence is required or permitted to be given hereunder, and shall be deemed sufficient upon receipt when delivered personally or by courier, overnight delivery service or confirmed facsimile, or three (3) business days after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party’s address or facsimile number as set forth below:

(a)    All correspondence to the Company shall be addressed as follows:

Protalex, Inc.
145 Union Square Drive,
New Hope, PA 18938
Attention:  Marc L. Rose
Facsimile: (215) 862-6614-

with a copy to:

Reed Smith LLP
Two Embarcadero Center, Suite 2000
San Francisco, CA 94111
Attention:  Donald C. Reinke, Esq.
Facsimile: (415) 391.8269

(b)    All correspondence to any Holder shall be sent to such Holder at the address set forth in Schedule A.

5.6    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

5.7    Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

5.8    Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

5.9    Material Non-Public Information. Except in connection with any Investor’s designee’s role as a representative of the Company’s board of directors, the Company will not provide to any Investor material non-public information other than information related to the transactions contemplated by the Operative Agreements without the prior written consent of such Investor.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, this Investor Rights Agreement has been executed as of the date first above written.

COMPANY:

PROTALEX, INC., a Delaware corporation
145 Union Square Drive
New Hope, PA 18938

By:   /s/ Steven H. Kane

Steven H. Kane,
President and Chief Executive Officer

INVESTORS/HOLDERS:

[Signature]

[Print Name]

[Title (if shareholder not individual)]

SCHEDULE A

Investors

EXHIBIT A

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

o	ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

o	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

o	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

o	an exchange distribution in accordance with the rules of the applicable exchange;

o	privately negotiated transactions;

o	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

o	a combination of any such methods of sale; and

o	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

The selling stockholders may pledge their shares of common stock to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

Each selling stockholder may be deemed to be an “underwriter” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares, but excluding brokerage commissions or underwriter discounts. We and the selling stockholders have agreed to indemnify each other against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.